Dated December 1, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	December 1, 2006
Settlement Date (Original Issue Date):	December 19, 2006
Maturity Date:	December 20, 2013
Principal Amount:	US$124,700,000
Price to Public (Issue Price):	100%
Agents Commission:	0.35%
All-in Price:	99.65%
Net Proceeds to Issuer:	US$ 124,263,550
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 12 basis points
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each December 20, March 20, June 20 and September 20 of each year, commencing March 20, 2007 (long 1st coupon) and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly, on each Interest Payment Date.

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Dated December 1, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Interest Determination Dates:	Two London Business Days prior to each Interest Payment Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	None
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962GZ72
Other:	N/A

Plan of Distribution:

The Notes are being purchased by Goldman, Sachs & Co. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$100,000,000 principal amount of Floating Rate Notes due December 20, 2013 as described in the Issuers pricing supplement number 4495 dated November 28, 2006.

At September, 2006, the Company had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

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Dated December 1, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Nine Months ended September 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the Underwriter will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. collect at 1-866-471-2526 or Investor Communications of the issuer at 1-203-357-3950.